UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2016

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36407	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On September 19, 2016, Alnylam Pharmaceuticals, Inc. (the “Company”) entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its current directors and executive officers (each, an “Indemnitee”) in the applicable form previously approved by the Board of Directors of the Company (the “Board”).

Each Indemnification Agreement clarifies and supplements indemnification provisions already contained in the Company’s Certificate of Incorporation and Delaware law. Each Indemnification Agreement provides that the Company will indemnify the respective Indemnitee to the maximum extent permitted by Delaware law against all judgments, fines, penalties, excise taxes and amounts paid in settlement and all expenses actually and reasonably incurred by the Indemnitee or on his or her respective behalf in connection with a proceeding. Each Indemnitee is not entitled to indemnification if it is established that one of the exclusions to indemnification, set forth in each Indemnification Agreement, exists.

The foregoing description of each Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the forms of Indemnification Agreement, copies of which were filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and are incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective September 19, 2016, the Company appointed Yvonne Greenstreet, MBChB, MBA, to the position of Executive Vice President, Chief Operating Officer of the Company. Barry E. Greene will continue to serve as the Company’s President.

Prior to joining the Company, Dr. Greenstreet, 54, most recently served as the founder and Managing Director of Highgate LLC, from January 2014 to August 2016, working with life sciences companies to help develop strategies that transform businesses, bring medicines to market and maximize shareholder value. Prior to that time, Dr. Greenstreet served as the Senior Vice President and Head of Medicines Development at Pfizer Inc. (“Pfizer”), a multinational pharmaceutical company, from December 2010 to November 2013. Prior to joining Pfizer, Dr. Greenstreet worked for 18 years at GlaxoSmithKline plc (“GSK”), a multinational pharmaceutical, biologics, vaccines and consumer healthcare company, where she served in various positions, most recently as Senior Vice President and Chief of Strategy for Research and Development and as a member of GSK’s Product Management Board. Dr. Greenstreet currently serves on the Scientific Advisory Committee of the Bill and Melinda Gates Foundation. Dr. Greenstreet holds a Bachelor of Medicine, Bachelor of Surgery from the University of Leeds, United Kingdom and an M.B.A. from INSEAD, France.

In connection with her employment with the Company, Dr. Greenstreet will receive an annual base salary of $500,000. Dr. Greenstreet will also receive an initial sign-on bonus of $100,000 upon commencement of employment (the “Bonus”). In the event Dr. Greenstreet voluntarily terminates her employment with the Company or is terminated by the Company for cause, within twelve months of her effective date of employment, Dr. Greenstreet will be required to repay the full gross amount of the Bonus.

Dr. Greenstreet will also be eligible for an annual cash bonus (commencing with a pro-rated bonus for 2016) under the Company’s Annual Incentive Program with an annual incentive target of 50% of her annual base salary, subject to the achievement of certain performance goals established by the Company. Achievement of Company goals will be determined by the Compensation Committee of the Board and any cash bonus paid will be calculated in accordance with the terms of such Annual Incentive Program.

The Compensation Committee also approved the grant, effective as of September 19, 2016, to Dr. Greenstreet of non-qualified stock options to purchase an aggregate of 150,000 shares of Alnylam’s common stock. These options were granted as an inducement material to Dr. Greenstreet’s entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

The stock options have a ten-year term and an exercise price equal to $77.10, the per share closing price of the Company’s common stock as reported by NASDAQ on the date of grant. Options to purchase 125,000 shares will vest over four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting ratably at the end of each three-month period thereafter over the remaining three years, and options to purchase 25,000 shares will vest upon the later of the one year anniversary of the date of grant and the launch of the Company’s first internally developed product, assuming in each case Dr. Greenstreet remains continuously employed by the Company as of such date.

Dr. Greenstreet will also be eligible for reimbursement of certain relocation expenses, as well as all other compensation and benefit plans available to the Company’s executive officers.

On September 19, 2016, Dr. Greenstreet also entered into an Indemnification Agreement with the Company consistent with the agreements described in Item 1.01 of this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure

On September 19, 2016, the Company issued a press release announcing Dr. Greenstreet’s appointment as Chief Operating Officer. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated September 19, 2016, furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: September 19, 2016	By:	/s/ Michael P. Mason
Michael P. Mason
Vice President, Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 19, 2016, furnished herewith.